                                                                    EXHIBIT 11.1


                  COMPUTATION OF DILUTED NET INCOME PER SHARE

                                              THREE MONTHS ENDED      SIX MONTHS ENDED
                                               DECEMBER 31, 1998       DECEMBER, 1998
                                              ------------------      ----------------
CALCULATION OF  DILUTED NET INCOME
  PER SHARE AT DECEMBER 31, 1998
Weighted average common shares                     5,245,293              5,211,568
Common stock options outstanding using
  the treasury stock method                          111,667                110,319
                                                 -----------            -----------
Total diluted weighted average common
   shares outstanding                              5,356,960              5,321,887
Net income                                       $ 1,221,927            $ 2,088,291

Diluted net income per share                            0.23                   0.39
                                                 ===========            ===========


Common Stock Options                                 336,125                336,125
Weighted average exercise price                  $      4.56            $      4.56
                                                 -----------            -----------
Gross proceeds                                     1,532,730              1,532,730
Repurchase price                                 $      6.83            $      6.79
                                                 -----------            -----------
Shares repurchased                                   224,458                225,806
                                                 -----------            -----------

Net shares                                           111,667                110,319
                                                 ===========            ===========



                                              THREE MONTHS ENDED      SIX MONTHS ENDED
                                               DECEMBER 31, 1997       DECEMBER, 1997
                                              ------------------      ----------------
CALCULATION OF  DILUTED NET INCOME
  PER SHARE AT DECEMBER 31, 1997
Weighted average common shares                     4,913,329                3,098,611
Conversion of Preferred Stock to Common Stock        289,892                1,478,477
Common stock options outstanding using
  the treasury stock method                          200,125                  156,549
                                                 -----------              -----------
Total diluted weighted average common shares
  outstanding                                      5,403,346                4,733,637
Net income                                       $   760,256              $ 1,417,201

Diluted net income per share                            0.14                     0.30
                                                 ===========              ===========

Common Stock Options                                 363,475                  363,475
Weighted average exercise price                  $      3.82              $      3.82
                                                 -----------              -----------
Gross proceeds                                     1,388,475                1,388,475
Repurchase price                                 $      8.50              $      6.71
                                                 -----------              -----------
Shares repurchased                                   163,350                  206,926
                                                 -----------              -----------

Net shares                                           200,125                  156,549
                                                 ===========              ===========
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